EXHIBIT 99.1

NEWS

Veeco Instruments Inc., 1 Terminal Drive, Plainview, NY 11803 Tel. 516-677-0200 Fax. 516-677-0380

FOR IMMEDIATE RELEASE

Contact: Debra Wasser, SVP Investor Relations & Corporate Communications, 516-677-0200 x1472

VEECO PROVIDES SELECTED SECOND QUARTER 2013 METRICS AND

UPDATE ON CURRENT BUSINESS CONDITIONS

Plainview, N.Y., July 29, 2013 — Veeco Instruments Inc. (Nasdaq: VECO) is providing select financial metrics and business highlights for the quarter ended June 30, 2013.  Due to the accounting review announced on November 15, 2012, the Company is unable to report revenue and earnings information.

•                  Second quarter 2013 bookings were $85 million, up 21% sequentially, including: LED & Solar $58 million (MOCVD $52 million and MBE $6 million), and Data Storage $27 million.

•                  The Company’s unaudited cash balance at June 30, 2013 was $585 million, down slightly from the $588 million reported at the end of the March quarter.

•                  Second quarter shipments were up sequentially in MOCVD and were flat in MBE and Data Storage.

•                  With few MOCVD deals available, Veeco continues to experience significant competitive pricing pressure which is having an adverse impact on the Company’s margins and breakeven level.

John R. Peeler, Veeco’s Chairman and Chief Executive Officer, commented, “MOCVD orders improved about 42% sequentially to $52 million as we won some important deals with top customers in Korea, Taiwan and China. Data Storage and MBE business conditions remain muted as customers continue to tightly manage their capital expenditures, so second quarter orders were flat on a sequential basis.”

“Market signals in MOCVD remain mixed. On the positive side, utilization rates in Asia are high and stable, and customers express optimism for their LED business profitability and growth.  Customers report strong demand for mid-power LEDs for indoor replacement bulbs and high-power LEDs for outdoor lighting. Yet, they remain extremely cautious about capacity expansion. As a result, while quoting activity has increased from earlier in the year, the conversion process from quotation to purchase order is slow.  We expect MOCVD order patterns to remain choppy as the timing of large multi-unit deals can have a significant impact on our quarterly bookings levels.”

“While our Data Storage customers remain cautious on capacity additions, the decline in areal density growth and resulting increase in drive component count (i.e. heads and media per drive) could pressure manufacturing capacity later in the year.  In the meantime, we remain focused on collaborating with our customers on development of next-generation solutions that are aligned with their roadmaps.”

Mr. Peeler concluded, “We are pleased that Veeco continues to weather this business downturn with a strong cash position.  We are making significant progress on our accounting review and have achieved several key milestones. It is a top priority for Veeco to conclude this review as soon as possible, be able to report complete financial results, and get up-to-date on our delayed filings.”

For information regarding the accounting review, please see the Company’s Current Report on Form 8-K filed on March 1, 2013 by clicking here. The Company continues to conduct the review and intends to file its Forms 10-Q and 10-K as soon as reasonably practicable after these accounting matters are resolved.

Conference Call

A conference call will be held at 5:00PM ET today to review these business highlights and current market conditions. Due to the Company’s ongoing revenue recognition accounting review, only select business metrics will be disclosed. Callers should dial 1-888-417-8516 (toll free) or 1-719-325-2402 using passcode 9925317. The call will also be webcast live on the Veeco website at www.veeco.com. A replay of the call will be available beginning at 8:00pm ET tonight through 8:00pm ET on August 12, 2013 at 888-203-1112 or 719-457-0820, using passcode 9925317, or on the Veeco website. Please follow along with our slide presentation also posted on the website.

About Veeco

Veeco’s process equipment solutions enable the manufacture of LEDs, power electronics, hard drives, MEMS and wireless chips.  We are the market leader in MOCVD, MBE, Ion Beam and other advanced thin film process technologies.  Our high performance systems drive innovation in energy efficiency, consumer electronics and network storage and allow our customers to maximize productivity and achieve lower cost of ownership.  For information on our company, products and worldwide service and support, please visit www.veeco.com.

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To the extent that this news release discusses expectations or otherwise makes statements about the future, such statements are forward-looking and are subject to a number of risks and uncertainties that could cause actual results to differ materially from the statements made. These factors include the risks discussed in the Business Description and Management’s Discussion and Analysis sections of Veeco’s Annual Report on Form 10-K for the year ended December 31, 2011 and in our subsequent quarterly reports on Form 10-Q, current reports on Form 8-K and press releases. Veeco does not undertake any obligation to update any forward-looking statements to reflect future events or circumstances after the date of such statements.

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